FOR IMMEDIATE RELEASE Agilysys Announces Retirement of Board of Directors Vice Chairman Keith Kolerus Alpharetta, Ga. — June, 24, 2019 — Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of next-generation hospitality software solutions and services, today announced that Keith Kolerus is retiring as Vice Chairman of the Board of Directors and as a director effective June 30, 2019. Mr. Kolerus has elected to retire for personal reasons and has indicated that his resignation from the Board is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices. Mr. Kolerus joined the Agilysys Board in 1998 and served chairman of the board from 2008 to 2016. “We are truly grateful for Keith’s twenty years of contributions and commitment to the betterment of our company,” said Agilysys CEO, Ramesh Srinivasan. “His leadership and guidance have played an important role in helping Agilysys transform into the leading hospitality software company that we are today. Working with Keith has been a true pleasure. We wish him all the best in his retirement.” Agilysys’ Board of Directors has reduced the size of the Board from eight to seven members effective with Mr. Kolerus’ retirement. About Agilysys Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, stadia and healthcare. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com. # # # PR Contacts: Media Heather Foster, Agilysys, Inc., 770-810-6031, Heather.Foster@agilysys.com Investors Richard Land, Norberto Aja or Jim Leahy, JCIR, 212-835-8500, agys@jcir.com